UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2011

BLUE BRIDGE CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-153838	26-1402471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

637 Howard Street
San Francisco, CA 94105
 (Address of principal executive office) (Zip Code)

1-888-494-2330
 Registrant’s telephone number, including area code:

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 2011, the 90% owned subsidiary of Blue Bridge Capital, Inc. (the “Company”), Yi An Investment Consulting Company Limited (“Yi An”), entered into an agreement (the “Repayment Agreement”) with Dongguan Suile Trading Co., Ltd. (“Dongguan”) whereby Yi An will pay Guangzhou Shan Fu Xie Trading Co., Ltd., a company designated by Dongguan, RMB 16.66 million, or approximately $2,609,160 on behalf of itself and the Company for amounts owed pursuant to a Lending Agreement (the “Lending Agreement”) Yi An and the Company entered into with Dongguan on January 18, 2010. Pursuant to the Lending Agreement, Yi An borrowed 16,660,000 RMB from Dongguan for business operations expenses.

On December 8, 2010, the Company entered into an Amended and Restated Lending Agreement (the “Restated Lending Agreement”), with Dongguan whereby the Company agreed to pay to the order of Dongguan, the aggregate principal sum of RMB 16.66 million, or approximately $2,500,383.00 (as converted on December 8, 2010) on behalf of its subsidiary Yi An. The Restated Lending Agreement provides that the proceeds will be used for working capital.

No amounts have been paid to Dongguan and are expected to be paid within the next sixty (60) days.

Item 9.01 Financial Statement and Exhibits

(a)  Financial Statements of Business Acquired

None.

(b)  Pro Forma Financial Information

None.

(c)  Shell Company Transactions

None.

(d)  Exhibits

Exhibit No.	Description
10.1	Repayment Agreement by and between Guangdong Yi An Investment Consulting Co., Ltd. and Dongguan Suile Trading Co., Ltd. (as translated from Chinese to English).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APEXTALK HOLDING, INC.

Date: September 30, 2011	By:	/s/ Hui Liu
Hui Liu Chief Executive Officer